TBS International Limited Reports Fourth Quarter and Year Ended December 31, 2006 Financial Results

TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter 2006 highlights:
  Net income of $14.4 million or $0.51 per share calculated on 28,088,310 weighted average number of shares outstanding for the period, on revenues of $65.4 million.
  EBITDA was $25.2 million. EBITDA is a non-GAAP financial measure. Please refer to "Non-GAAP Reconciliations-EBITDA" following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.
Fiscal Year 2006 highlights:
  Net income of $39.1 million or $1.39 per share calculated on 28,088,310 weighted average number of shares outstanding for the period, on revenues of $253.6 million.
  Net Income for the year reflects the effect of several charges and the gain on sale of vessel that are described in "Non-GAAP Reconciliations - Non-Recurring Items" following the financial statements included in this press release, totaling $3.9 million, without which Net Income would have been $1.53 per share.
  EBITDA was $83.3 million. EBITDA is a non-GAAP financial measure. Please refer to "Non-GAAP Reconciliations - EBITDA" following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.
Management Commentary:
Joseph E. Royce, Chairman and Chief Executive Officer and President, stated: "We are pleased to have concluded an exciting year in 2006, delivering strong operational performance and financial results while executing our strategy of fleet expansion and renewal as a response to the growth of our business. In 2006, we experienced volume increases both in general cargo and aggregates coupled with stronger freight rates in the fourth quarter.

"We continued our program of fleet renewal and expansion. At the end of 2006, our controlled fleet had grown to 34 vessels from 31 vessels. Our fleet expansion focuses on multipurpose tweendeckers, handysize and handymax bulk carriers. These types of vessels best serve our trade routes and customer needs. Given that there have not been any significant newbuildings of tweendeckers in the 20,000 + dwt category in the past 20 years, TBS has taken the initiative to retrofit the M.V. Seminole Princess and M.V. Laguna Belle with retractable tweendecks in three holds, thereby optimizing their floor space and cargo flexibility. This provides us with a custom solution to our fleet expansion requirements.

"We also embarked on a program to build in China six 34,000 dwt multipurpose vessels with retractable tweendecks with deliveries scheduled in 2009 and 2010. This will ensure the continuity of our fleet over the longer term. These ships, which represent a new class of larger multipurpose tweendeck vessels, were designed by a TBS team drawn from all phases of our operations specifically to optimize our efficient cargo transportation in our trade lanes, support the requirements of our loyal customer base and enhance the growth of our business. This newbuilding program is a significant milestone in our business plan to modernize and expand our tweendecker fleet and to improve our already strong customer service.

"Continuing with our plan for the long term, we implemented a program of extensive steel renewal and maintenance of our fleet, thereby lessening these requirements in later years. We are scheduled to drydock approximately 20 vessels during 2007. We explain the drydockings and steel renewal program in more detail below, under the heading 'TBS Intensive Drydock and Vessel Upgrade Program in 2007.'

"In today's shipping markets we are experiencing strong freight rates coupled with sustained growth in demand from our traditional markets in Asia and Latin America, as well as from the new business opportunities we have been developing in Africa, the Middle East and elsewhere. We believe that TBS is well positioned to benefit from this environment."

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer, commented: "In July 2006, we established a credit facility of $140 million with a syndicate of banks led by Bank of America that enabled us to increase our borrowing capacity, provided us with better terms and simplified the administration of our debt by consolidating multiple borrowing arrangements into a single facility. This new facility and its terms demonstrated the confidence and support of the banking community to TBS and facilitated the continuation of our fleet expansion plans. In January 2007 we increased this credit facility by $20 million.

"In order to provide additional information regarding our Company's financial results and to facilitate the ability of the investing public to understand our business, TBS is adding a non-GAAP metric 'Time Charter Equivalent' or 'TCE.' Please refer to the subsequent section of this press release for a detailed discussion of TCE and a reconciliation of TCE to Voyage Revenue. The purpose is to derive a daily dollar value from a vessel's voyage that would be most comparable to the net time-charter revenue that the vessel would earn if the vessel were chartered-out to an independent third party charterer. TCE is a metric widely used in the dry bulk industry.

"Even though the TCE rate makes our business easier to understand and thereby makes us more comparable to other industry participants, we must emphasize that it does not capture the uniqueness and complexity of our business model which constitutes a barrier to entry in our business and differentiates us from the traditional dry bulk operators."

Fourth Quarter 2006 Results:

For the fourth quarter ended December 31, 2006, total revenues were $65.4 million, a decrease of 3.3% compared to the $67.6 million in the fourth quarter 2005. Net income for the fourth quarter 2006 was $14.4 million, an increase of 21.0% compared to $11.9 in the same period of 2005. The increase of $2.5 million or 21.0% in net income for the fourth quarter 2006 is attributable to a decrease in operating expense of $4.3 million and a $0.4 million decrease in other expenses and income offset by a decrease in revenue of $2.2 million.

EBITDA, which is a non-GAAP measure, increased by 19.4% to $25.2 million for the fourth quarter 2006 from $21.1 million for the same period in 2005. Please see "Non-GAAP Reconciliations - EBITDA" following the financial statements included in this press release for a reconciliation of EBITDA to net income.

Earnings per share on a diluted basis for the fourth quarter 2006, calculated on 28,088,310 weighted average common shares outstanding, were $0.51 compared to $0.42 in the fourth quarter 2005 calculated on the same amount of shares.

An average of 32 vessels (excluding off-hire) were operated during the fourth quarter of 2006 compared to 35 vessels (excluding off-hire) during the fourth quarter of 2005.

Results for the Full-Year Period Ended December 31, 2006:

For the full-year period ended December 31, 2006, total revenues were $253.6 million, an increase of 2.3% compared to the $248.0 million in 2005. Net income for 2006 was $39.1 million, a decrease of 29.8% compared to $55.7 million in 2005. Net income in 2006 was reduced by non-recurring charges (net of gain on sale of vessel) of $3.9 million. Please see "Non-GAAP Reconciliations - Non - Recurring Items" following the financial statements in this press release for a discussion of these charges. EBITDA, which is a non-GAAP measure, decreased 0.8% to $83.3 million for the full-year of 2006 from $84.0 million in 2005. Please see "Non-GAAP Reconciliations - EBITDA" following the financial statements included in this press release for a reconciliation of EBITDA to net income. Earnings per share on a diluted basis for the full-year 2006, calculated on 28,088,310 weighted average common shares outstanding, were $1.39 compared to $2.05 in 2005 calculated on 24,310,909 shares. Without the non-recurring charges, Net Income in 2006 would have been $1.53 per share. Please see "Non-GAAP Reconciliations - Non - Recurring Items" following the financial statements in this press release for a discussion of these charges.

Revenues:
Total revenues of $253.6 million for 2006 include voyage revenues of $189.0 million, time charter revenues of $63.1 million and other revenues of $1.5 million.

An average of 33 vessels (excluding off-hire) were operated during the full-year 2006 compared to 30 vessels (excluding off-hire) during the same period of 2005.

Voyage Revenues:
Voyage revenues in 2006 were $189.0 million, an increase of $13.4 million or 7.6% from the $175.6 million in 2005. Total tons of cargo carried increased by 1.2 million tons or 37.5% from 3.2 million tons in 2005 to 4.4 million tons in 2006. This increase in revenue tons carried is mainly due to an increase in aggregate bulk cargo carried and an increase in the number of vessels in our fleet, which resulted in a higher number of voyages.

Average freight rates per ton for general cargo (excluding aggregates) decreased by $1.33 per ton or by 2.4% to $55.25 per ton in 2006 from $56.58 per ton in 2005, mainly as the result of the market conditions in the first half of the year. General cargo volume excluding low-freighted aggregate bulk cargo increased 135,256 tons or 3.2% from 3.1 million tons in 2005 to 3.2 million tons in 2006. Reflecting the stronger market conditions in the fourth quarter 2006, excluding low-freighted aggregate bulk cargo, the average freight rates for general cargo increased $14.28 per ton or 29.4% from $48.63 per ton in the fourth quarter 2005 to $62.91 per in the same period 2006.

The 21.9% reduction in average freight rates for all cargoes from $55.39 per ton in 2005 to $43.27 per ton in 2006 reflects the higher volume of aggregates as a percentage of the total volume of cargo carried in 2006 compared to 2005.

Time Charter Revenues:
Time charter revenues decreased by $8.4 million or 11.7% from $71.5 million in 2005 to $63.1 million in 2006. This decrease is attributable to a decrease in the average charter hire rate by $2,111 per day or 12.6% from $16,785 in 2005 to $14,674 in 2006 and reflects the softer market conditions especially in the first half of 2006. The chartered vessel days increased slightly by 44 days or 1.0% from 4,257 days in 2005 to 4,301 days in 2006. In 2006 we chartered out 12 vessels on average, the same number as in 2005.

Expenses:

Voyage Expenses:
Voyage expenses, which include fuel, commissions, port call charges and stevedoring increased by $8.0 million or 10.6% from $75.3 million in 2005 to $83.3 million in 2006. Fuel expense increased by $9.1 million or 32.5% reflecting an increase in both the average price per metric ton ("MT") and consumption, from $300 per MT and 93,294 MT in 2005 to $367 per MT and 100,930 MT in 2006. The increase in consumption is primarily due to the 18.0% increase in the number of voyage days from 6,628 days in 2005 to 7,818 days in 2006 due to the higher number of vessels in our fleet. Please refer to subsequent section of this press release for a detailed description of bunker fuel expense.

The $2.2 million or 17.5% decrease in commission expense in 2006 compared to 2005 is primarily due to the elimination of commissions earned by TBS Shipping Services Inc. which were consolidated into TBS as of June 2005.

Vessel Expenses:
Vessel expenses, which consist of operating expenses relating to owned vessels, such as crewing, stores, maintenance and insurance, and charter hire for ships we charter-in and the occasional space charter, decreased by $5.5 million or 8.0% from $68.7 million in 2005 to $63.2 million in 2006. This decrease in vessel expense in 2006 as compared to 2005 was primarily due to a reduction in the number of chartered-in vessels and hire rates that we paid for chartered-in vessels in 2006 offset by an increase in our owned vessel fleet.

Prior to 2006, we used the accrual method to account for planned major maintenance. Effective, as of January 1, 2006, in compliance with the Financial Accounting Standards Board, TBS adopted the new accounting method of deferring drydocking costs under which the actual costs incurred for drydocking are deferred and amortized on a straight line basis over the period through the date of the next drydocking, except for capital improvements including steel renewal which are amortize over the remaining life of the vessel. The impact of this accounting change decreased owned vessel expense by $3.8 million in 2006. Vessel expense for 2005 has also been retrospectively adjusted for the same change.

Management Fees:
Management fees decreased by $2.6 million due to the elimination in consolidation of management fees to TBS Shipping and Roymar beginning June 2005.

General and Administrative Expenses:
The $9.7 million increase in general and administrative expense for 2006 as compared to 2005 was in part due to $3.5 million of consulting fees dealing with the re-engineering of certain of our business processes to better meet our business needs as we grow and additional professional fees related to our being a public company. General and administrative expenses also increased due to a $4.2 million increase in salary and related costs (see below for a further explanation), a $0.4 million increase in travel costs and a $1.6 million increase in other and miscellaneous expenses (principally office overhead costs) for 2006 as compared to 2005.

The increase in salary and related costs as well as miscellaneous expenses are the result of the timing of our acquisition of TBS Shipping and Roymar in late June 2005, which as of that time have been fully consolidated into TBS. Salary and related costs for 2006 were approximately $16.3 million representing 12 months of payroll costs, whereas salary and related costs for 2005 were approximately $12.1 million representing 6 months of payroll costs from the date of our acquisition of TBS Shipping and Roymar plus other one-time salary and related costs. All of our employees are employed by TBS Shipping and Roymar.

Other and miscellaneous costs, such as travel and representation costs, rents, utilities and other overhead costs for 2006 include a full year of costs. However, as with salary and related costs, other and miscellaneous costs for 2005 include one-half year of costs from the date of our acquisition of TBS Shipping and Roymar in late June 2005.

Prior to our acquisition of TBS Shipping and Roymar, we were charged management fees and commissions, which were reflected as management fees and as commissions included in voyage expense and not as general and administrative costs.

Interest Expense:
Interest expense increased by $2.3 million or 24.7% from $9.3 million in 2005 to $11.6 million in 2006. The increase reflects higher borrowings due to the expansion of our fleet and higher interest rates. In 2006 we recorded a loss of $3.4 million on the early extinguishment of debt comprised of $1.3 million for the write-off of deferred finance cost of then outstanding debt, and $2.1 million for loan prepayment fees.

Fleet Expansion:
  In 2006, TBS International concluded the acquisition of four additional vessels for a total of $69.3 million and the sale of one vessel for $3.2 million, thereby expanding its controlled fleet from 31 to 34 vessels at the end of 2006. The vessels acquired were the M.V. Aztec Maiden, a 1984 built 19,777 dwt multipurpose tweendecker, the M.V. Seminole Princess, a 1997 built 29,516 dwt handysize bulk carrier, the M.V. Laguna Belle, a 1996 built 29,458 dwt handysize bulk carrier and the M.V. Alabama Belle, a 1986 built 41,808 dwt handymax bulk carrier. The vessel sold was the M.V. Dakota Belle, a 1977 built 18,576 dwt multipurpose tweendecker.
  As of the December 31, 2006, the fleet of 34 vessels with an aggregate of 1,024,876 dwt was comprised of 19 multipurpose tweendeckers and 15 handysize and handymax bulk carriers.
  On December 11, 2006, TBS entered into an agreement to acquire the M.V. Nanticoke Belle, a 1989 built 28,843 multipurpose tweendecker, for $16.9 million scheduled for delivery in March 2007. On February 1, 2007, TBS entered into an agreement to sell the M.V. Maya Princess, a 37,425 dwt 1983 built multipurpose tweendecker, for $13.0 million with delivery scheduled for March 2007.
  On January 30, 2007, TBS sold for a total of $45.0 million and leased back, under 7-year bareboat charters with purchase options, two of the vessels acquired in 2006 -- the 1997 built 29,516 dwt M.V. Seminole Princess and the 1996 built 29,458 dwt M.V. Laguna Belle. The net proceeds of $38.6 million (after our deposit of $5.5 million and closing costs) were used to pay down the revolving credit facility.
  On February 28, 2007 TBS announced a program to build in China six 34,000 dwt multipurpose vessels with retractable tweendecks to modernize and expand our fleet with expected deliveries in 2009 and 2010. The vessels will be built by China Communications Construction Company Ltd. and Nantong Yahua Shipbuilding Co., Ltd. for a contract price of $35.4 million per vessel.
Bank of America Syndicated Credit Facility As announced, on July 31, 2006, TBS International entered into a $140.0 million credit facility with a syndicate of commercial lenders led by Bank of America to refinance existing indebtedness, provide for working capital and fund the acquisition of additional vessels.

As of December 31, 2006, TBS had borrowings of $120.4 million outstanding under this credit facility. On January 23, 2007, TBS increased the available borrowings under this credit facility by $20 million. The January 30, 2007 sale and leaseback proceeds described above were used to pay down the credit facility.

The Company entered into an interest rate swap on November 2, 2006, effectively converting $56.2 million of its borrowings under the Bank of America Credit Facility from a floating to a fixed-rate. Exclusive of the applicable margin, the Company will pay interest based on a fixed LIBOR rate of 5.09% for the next four years.

An Additional Metric: Time Charter Equivalent
In order to provide additional information regarding the Company's financial results and to facilitate the ability of the investing public to understand our business, TBS is adding a non-GAAP metric "Time Charter Equivalent" or "TCE."

In 2006, approximately 64.5% of the Company's Voyage Days were related to Freight Voyages. In connection with these Freight Voyages, TBS paid all the direct voyage expenses such as port charges, bunker fuel costs, canal fees and commissions.

With respect to Freight Voyages, the metric "Time Charter Equivalent" is intended to reflect the daily net earnings of a voyage after deducting all of the applicable voyage expenses from the applicable voyage revenue. No deduction is made for vessel expenses or general & administrative expenses. The purpose is to derive a daily dollar value from the voyage that would be most comparable to the net time-charter revenue that the vessel would earn if the vessel were chartered-out to an independent third party charterer. In 2006, approximately 35.5% of the company's Voyage Days related to vessels that were chartered-out to independent third party charterers. When a vessel is chartered-out, it is the charterer and not TBS who pays the direct voyage expenses. With respect to vessels that were chartered-out, the metric "Time Charter Equivalent" is intended to reflect the daily time-charter rate reduced only by commissions. No deduction is made for vessel expenses or general & administrative expenses.

The table below sets forth the average daily "Time Charter Equivalent" or "TCE" and the voyage days in each of the fiscal quarters of the years 2005 and 2006 relating to freight voyages and to vessels that were chartered-out.

2005
	Freight Voyages		T/C Out Voyages
Activity Period	TCE	Days	TCE	Days
1st Quarter	$17,326	1,616	$18,439	748
2nd Quarter	$15,487	1,536	$17,145	901
3rd Quarter	$12,580	1,627	$14,562	1,239
4th Quarter	$12,744	1,849	$14,584	1,369
Annual	$14,456	6,628	$15,797	4,257

2006
	Freight Voyages		T/C Out Voyages
Activity Period	TCE	Days	TCE	Days
1st Quarter	$12,330	2,031	$12,515	1,037
2nd Quarter	$11,849	1,866	$12,145	1,125
3rd Quarter	$12,601	1,984	$13,989	1,118
4th Quarter	$13,806	1,937	$15,894	1,021
Annual	$12,650	7,818	$13,604	4,301

Bunker Fuel Expense
Bunker fuel expense fluctuated dramatically during 2005 and 2006, constituting 37.1% of freight voyage expense for 2005 and 44.5% of freight voyage expense for 2006. The table below sets forth the bunker fuel expense in each of the fiscal quarters of the years 2005 and 2006; the number of freight voyage days for each such fiscal quarter; and the average bunker expense per freight voyage day:
2005
2005
Activity Period	Bunker Cost	Cost Per Freight Voyage Day	Freight Voyage Days
1st Quarter	$5,677,810	$3,513	1,616
2nd Quarter	$6,237,222	$4,061	1,536
3rd Quarter	$6,792,425	$4,175	1,627
4th Quarter	$9,254,638	$5,005	1,849
Annual	$27,962,095	$4,219	6,628

2006
Activity Period	Bunker Cost	Cost Per Freight Voyage Day	Freight Voyage Days
1st Quarter	$9,484,627	$4,670	2,031
2nd Quarter	$8,707,991	$4,667	1,866
3rd Quarter	$10,264,205	$5,173	1,984
4th Quarter	$8,584,569	$4,432	1,937
Annual	$37,041,392	$4,738	7,818

TBS Intensive Drydock and Vessel Upgrade Program in 2007 In the last three years, the TBS Fleet has grown from 12 to 34 vessels. These Vessels must be drydocked two times every five years, to coincide with special survey cycles. Thus the TBS fleet of 34 vessels would result in 68 drydockings over five years or an average of about 14 vessels per year. Because the vessels acquired by TBS were of varying ages and had differing drydock and survey positions, TBS finds itself in a position where it must drydock approximately 20 vessels in 2007 requiring approximately 783 drydock days. In 2005 we drydocked three vessels for 66 days, one of which took 25 days in 2006 to complete, and in 2006 we drydocked nine vessels for 304 days. During the fourth quarter of 2005 we drydocked two vessels for 42 drydock days, and during the fourth quarter of 2006 we drydocked four vessels for 121 drydock days.

Our company has a program to upgrade its vessels purchased in the last two years to TBS standards and provide a high level of continuous maintenance. In view of the fact that our fleet has an average age of about 21 years, TBS Management has made the decision to anticipate steel renewals that might be required during the next five to ten years and, where necessary, to do extensive steel renewal, vessel blasting and crane maintenance at each vessel's next drydocking. Drydockings with less than 75 metric tons of steel renewal normally take from 25 to 30 days. This will apply to five vessels to be drydocked in Q1, three vessels to be drydocked in Q2, two vessels to be drydocked in Q3 and one vessel to be drydocked in Q4. The remaining vessels will require from 100 to 500 metric tons of steel renewal and take about 40 to 65 days in drydock, based on current and anticipated congestion in the Chinese repair shipyards. Of course unanticipated weather or congestion could always add to time in drydock.

Our current projections are that:
  In Q1 2007, TBS plans to drydock eight vessels requiring about 1,100 metric tons of steel and about 216 drydock days in Q1, four of which drydocks requiring about an additional 62 drydock days will extend into Q2.
  In Q2 2007, TBS plans to drydock seven vessels requiring about 1,050 metric tons of steel and about 261 drydock days in Q2, two of which drydocks requiring about an additional 49 drydock days will extend into Q3.
  In Q3, TBS plans to drydock four vessels requiring about 950 metric tons of steel and about 143 drydock days in Q3, one of which drydocks requiring an additional 27 days will extend into Q4.
  In Q4, TBS plans to drydock one vessel requiring about 75 metric tons of steel and about 25 days in drydock.
  Total estimated drydock cost for the 20 vessels (including steel renewal) will be about $18.0 million.
  Total estimated Vessel days in drydock during 2007 will be about 783 days.
Because of favorable steel renewal pricing in China, TBS will drydock these vessels in Chinese shipyards. For our vessels that trade in the Atlantic or the Middle East, dry-docking in China requires complex logistics planning. We believe that after the extensive steel renewal and crane maintenance that will be done to these vessels, TBS will be able to perform future drydockings economically at shipyards that are closer to the areas of the world in which these vessels trade.

Conference call and webcast:
On Friday, March 9, 2007 at 9:30 a.m. EST, the company's management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-866-314-4865 (from the US) or 1-617-213-8050 (International Dial in). Participant Passcode: 29126797. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link.

Webcast:
There will also be a live -- and then archived -- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 11:30 a.m. EST on Friday, March 9, 2007 until Friday, March 16, 2007 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (from outside the US). Access Code: 67525660. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statement of Operations
(In thousands, except for share and per share amounts)

	Three Months Ended		Year Ended
	2005	2006	2005	2006
	(As adjusted)		(As adjusted)
	(See 1 below)		(See 1 below)
Revenue:
Voyage revenue	$46,232	$48,004	$175,596	$189,012
Time charter revenue	20,969	17,203	71,456	63,114
Other revenue	381	227	979	1,460
Total revenue	67,582	65,434	248,031	253,586
Operating expenses:
Voyage	21,429	19,489	75,291	83,254
Vessel	19,130	13,482	68,711	63,205
Depreciation and Amortization	6,619	8,081	19,537	29,867
Management and agency fees	-	-	2,624	-
General and Administrative	6,095	8,007	17,618	27,256
(Gain) from sale of vessel	-	-	-	(2,180)
Total operating Expenses	53,273	49,059	183,781	201,402

Income from Operations	14,309	16,375	64,250	52,184
Other (expenses) and
income:
Interest expense	(2,725)	(3,030)	(9,346)	(11,577)
Other income	305	1,009	752	1,810
Loss on early
extinguishment of debt (2)	-	-	-	(3,357)
Total other expenses	(2,420)	(2,021)	(8,594)	(13,124)
Net income	11,889	14,354	55,656	39,060
Allocated amount to preference shares			(5,706)
Net income available
for common Shareholders	$11,889	$14,354	$49,950	$39,060

Earnings per share:
Net income per
common share:
Basic	$0.42	$0.51	$2.28	$1.40
Diluted	$0.42	$0.51	$2.05	$1.39
Weighted average
common shares outstanding:
Basic (3)	27,983,829	28,013,310	21,870,160	27,998,843
Diluted	28,088,310	28,088,310	24,310,909	28,088,310

Operating Data for the Three Months and Years Ended
December 31, 2005 and 2006

	Three Months Ended		Year Ended
	2005	2006	2005	2006
Other Operating Data:
Controlled vessels (at end of period) (4)	31	34	31	34
Chartered vessels (at end of period) (5)	6	1	6	1
Voyage days (6)	3,218	2,958	10,885	12,119
Vessel days (7)	3,357	3,116	11,264	12,701
Tons of cargo shipped (8)	951	1,171	3,170	4,368
Revenue per ton (9)	$48.63	$41.00	$55.39	$43.27
Tons of cargo shipped, excluding aggregates (8) (10)	951	701	3,092	3,227
Revenue per ton, excluding aggregates (9) (10)	$48.63	$62.91	$56.58	$55.25
Chartered-out days	1,369	1,021	4,257	4,301
Chartered-out rate per day	$15,317	$16,849	$16,785	$14,674

(1)	Financial data for year 2005 has been retrospectively adjusted for the change in the method of accounting for drydocking costs to the deferral method. The new method of accounting for drydocking costs was adopted because of changes made on September 8, 2006, by the Financial Accounting Standards Board to certain provisions in the American Institute of Certified Public Accountants, Industry Audit Guide, Audits of Airlines ("Airline Guide"). The Airline Guide is the principal source of guidance on the accounting for planned major maintenance and is relevant to both the aviation and maritime industries. Under the deferral method of accounting for drydocking, the actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date of the next drydocking. The impact of this accounting change on each of the financial statement line items presented above that were affected by the change, is as follows:

	2005
	As	As
	Originally	Adjusted
In thousands except per share amounts	Reported

Vessel expense	$72,609	$68,711
Depreciation and amortization
of vessels and other fixed assets	$18,021	$19,537
Operating expenses	$186,163	$183,781
Income from operations	$61,868	$64,250
Net income	$47,813	$49,950
Net (loss) income per common share
Basic	$2.19	$2.28
Diluted	$1.97	$2.05
Working capital	$(5,055)	$(866)
Total assets	$342,442	$344,671

(2)
In 2006 the amount represents the write-off of unamortized debt finance costs of $1.3 million and the payment of loan prepayment fees of $2.1 million when we repaid most of our then existing credit facilities in July 2006 with our $140.0 million syndicated credit facility.

(3)
Diluted weighted average common shares outstanding for 2006 includes 89,467 weighted average common shares relating to the 100,000 restricted Class A common shares granted to our chief financial officer and 4,500 restricted Class A common shares granted to our independent directors. Diluted weighted average common shares outstanding for 2005 includes 2,387,497 weighted average common shares issuable under the exercise of warrants and 53,252 weighted average common shares relating to the 100,000 restricted Class A common shares granted to our chief financial officer and 4,500 restricted Class A common shares granted to our independent directors.

(4)	Controlled vessels are vessels that we own or charter-in with an option to purchase. As of December 31, 2006, seven vessels in our controlled fleet were chartered-in with an option to purchase.
(5)	Vessels that we charter-in without an option to purchase.
(6)	Represents the number of days controlled and time-chartered vessels were operated by us, excluding off-hire days.
(7)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days we operated the vessel, excluding off-hire days.

(8)	In thousands.
(9)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(10)
Aggregates represent high-volume, low-freighted cargo. Including aggregates, therefore, can overstate the amount of tons that we carry on a regular basis and reduce our revenue per ton. We believe that the exclusion of aggregates better reflects our cargo shipped and revenue per ton data for our principal service.

Balance Sheet Data
Balance Sheet Data (In Thousands):	December 31, 2005	December 31, 2006
Cash and cash equivalents	$27,158	$12,007
Working capital	$(866)	$(3,816)
Total assets	$344,671	$403,091
Long-term debt, including
current portion	$105,737	$125,804
Obligations under capital leases,
including Current portion	$24,703	$21,355
Total shareholders' equity	$184,207	$223,604

EBITDA Reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
EBITDA Reconciliation (In millions):
Net Income	$11.9	$14.4	$55.7	$39.1
Net interest expense	2.6	2.7	8.8	14.3
Depreciation	6.6	8.1	19.5	29.9
EBITDA	$21.1	$25.2	$84.0	$83.3

Please find below TBS' reconciliation of net income to income before non- recurring items for the Year ended December 31, 2006

Income before non-recurring items
Reconciliation (In millions):	Year Ended December 31, 2006
Net Income	$39.1
Re-engineering costs	2.7
Loan prepayment fees paid	2.1
Non cash write-off of unamortized
Deferred finance costs on refinancing	1.3
Gain on sale of vessel	(2.2)
Income before non-recurring items	$43.0
Earnings per share (before non recurring items)
Basic	$1.54
Diluted	$1.53
Weighted average common shares outstanding
Basic	27,998,843
Diluted	28,088,310

Explanation of non-recurring charges: During the year ended December 31, 2006 we incurred costs related to outside consultants who are assisting us in reengineering certain of our business processes to better meet our business needs as we grow, paid loan prepayment fees to our previous lenders and wrote-off deferred financing costs associated with loans made by the previous lenders when we refinanced substantially all our debt to reduce our average borrowing costs and increase our liquidity. We also sold the vessel Dakota Belle for a gain of $2.2 million. We believe that these items are non-recurring in nature and their exclusion provides a better financial measure of our operating results for the year ended December 31, 2006.

Please find below TBS's Reconciliation of TCE to Voyage and Time Charter Out Revenue for each quarter and the years 2005 and 2006.

Freight Voyages - 2005
Activity Period	Voyage Revenue	Less: Relet Revenue	Freight Revenue
1st Quarter	$46,135,336	$3,821	$46,131,515
2nd Quarter	43,984,528	2,423,386	41,561,142
3rd Quarter	39,243,430	310,649	38,932,781
4th Quarter	46,232,516	0	46,232,516
Annual	$175,595,810	$2,737,856	$172,857,954

Activity Period	Voyage Expense (1)	Voyage Income	Voyage Days	TCE Per Day
1st Quarter	$18,133,454	$27,998,061	1,616	$17,326
2nd Quarter	17,773,639	23,787,504	1,536	15,487
3rd Quarter	18,465,660	20,467,121	1,627	12,580
4th Quarter	22,668,400	23,564,115	1,849	12,744
Annual	$77,041,152	$95,816,801	6,628	$14,456

Time Charter Out Voyages - 2005
Activity Period	Time Charter-Out Revenue	Time Charter-Out Revenue	Voyage Expense (1)	Voyage Income	Voyage Days	TCE Per Day
1st Quarter	$14,773,727	$14,773,727	$981,185	$13,792,542	748	$18,439
2nd Quarter	16,450,918	16,450,918	1,002,835	15,448,083	901	17,145
3rd Quarter	19,262,340	19,262,340	1,220,018	18,042,322	1,239	14,562
4th Quarter	20,968,779	20,968,779	1,002,822	19,965,957	1,369	14,584
Annual	$71,455,764	$71,455,764	$4,206,860	$67,248,904	4,257	$15,797

Freight Voyages - 2006
Activity Period	Voyage Revenue	Less: Relet Revenue	Freight Revenue
1st Quarter	$49,319,289	$484,547	$48,834,742
2nd Quarter	43,808,380	1,462,947	42,345,433
3rd Quarter	47,880,324	45,170	47,835,154
4th Quarter	48,004,196	97,379	47,906,817
Annual	$189,012,189	$2,090,043	$186,922,146

Activity Period	Voyage Expense (1)	Voyage Income	Voyage Days	TCE Per Day
1st Quarter	$23,793,461	$25,041,281	2,031	$12,330
2nd Quarter	20,235,926	22,109,507	1,866	11,849
3rd Quarter	22,833,858	25,001,296	1,984	12,601
4th Quarter	21,165,023	26,741,794	1,937	13,806
Annual	$88,028,267	$98,893,879	7,818	$12,650

Time Charter Out Voyages - 2006
Activity Period	Time Charter-Out Revenue	Time Charter-Out Revenue	Voyage Expense (1)	Voyage Income	Voyage Days	TCE Per Day
1st Quarter	$14,170,306	$14,170,306	$1,192,130	$12,978,176	1,037	$12,515
2nd Quarter	14,826,051	14,826,051	1,162,395	13,663,656	1,125	12,145
3rd Quarter	16,914,474	16,914,474	1,274,494	15,639,980	1,118	13,989
4th Quarter	17,203,166	17,203,166	975,058	16,228,108	1,021	15,894
Annual	$63,113,997	$63,113,997	$4,604,077	$58,509,920	4,301	$13,604

(1)  Voyage expense includes commission expense and management fees earned by TBS Shipping Services, Inc. that are eliminated in consolidation.

Forward Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.  Inluded among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
  changes in demand;
  a material decline or prolonged weakness in rates in the shipping market;
  changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;
  actions taken by regulatory authorities; changes in trading patterns significantly impacting overall vessel tonnage requirements;
  changes in the typical seasonal variations in charter rates; increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;
  changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs);
  availability to us and to China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd. of satisfactory financing, China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd.'s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;
  and other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2005 and its subsequent reports on Form 10-Q and Form 8-K.
About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Visit our website at www.tbsship.com

For more information, please contact:

Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000

InvestorRequest@tbsship.com
Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com
SOURCE: TBS International Limited

mailto:InvestorRequest@tbsship.com
mailto:nbornozis@capitallink.com